Exhibit 99.1
SEPARATION AGREEMENT AND RELEASE
This Agreement, dated February 13, 2007, sets forth the mutual agreement of Dell Inc., for itself and its subsidiaries and affiliates (collectively, “Dell”), and Kevin Rollins (“Mr. Rollins”) regarding Mr. Rollins’ separation from employment with Dell. Mr. Rollins agrees that, except as expressly set forth in this Agreement or Dell’s stock or benefit plans, Mr. Rollins is not entitled to receive from Dell the payment or distribution of any amounts of pay, benefits, cash, stock, stock options or other type of property.
Whereas, Mr. Rollins has resigned as Dell CEO and as a Member of Dell’s Board of Directors, effective January 31, 2007, and wishes to resign his employment from Dell on May 4, 2007.
1. Consideration from Dell. If Mr. Rollins signs this Agreement and the separate agreement between Mr. Rollins and Dell, entitled Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement (attached hereto), does not revoke this Agreement, and complies fully with this Agreement and the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement, Dell will provide Mr. Rollins with the following valuable consideration, which is expressly agreed to be in addition to anything to which Mr. Rollins is currently entitled:
(a) Severance Payments. Dell will pay Mr. Rollins severance (subject to applicable tax and other withholdings) in the following amounts and on the following dates:
(i)	$1,000,000 to be paid on May 4, 2007;

(ii)	$1,000,000 to be paid on August 3, 2007;

(iii)	$1,000,000 to be paid on November 2, 2007;

(iv)	$1,000,000 to be paid on February 1, 2008; and

(iv)	$1,000,000 to be paid on April 15, 2008.
2. Treatment of Mr. Rollins’ Benefits including Stock and Stock Options. Mr. Rollins understands and agrees that balances or vested balances Mr. Rollins has in any Dell benefit plan will be available to Mr. Rollins consistent with applicable laws, regulations and the administrative provisions of the various plan documents. Any restricted or performance based shares or options to acquire shares of Dell common stock will expire or be exercisable in accordance with the terms and provisions of the applicable agreements, Plans and Plan document(s). Mr. Rollins further understands that he will not receive any grants of stock or options from Dell in the future.
(a) Dell Stock Trading Restrictions. Mr. Rollins agrees that he will not conduct any market transactions in Dell stock (including purchasing or selling shares and moving funds in or out of the Dell Stock Fund in the 401(k) Plan) until Dell Inc. files its fiscal year 2007 Annual Report on Form 10-K. Said restrictions shall not impede, delay or restrict Mr. Rollins’ participation in non-market transactions, such as net share settlement or similar

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arrangements, in connection with the exercise of any options relating to Dell stock.
(b) Retiree Medical Plan. Mr. Rollins will continue to receive group medical and related employee benefits until his employment with Dell has ended. Mr. Rollins is currently eligible to participate in Dell’s Retiree Medical Plan, if he so chooses, subject to the terms and conditions of that Plan and Plan document(s). Following the end of his employment with Dell, Mr. Rollins will also be eligible for continuation of certain medical benefits under COBRA, and will be given the choice of either participating in Dell’s Retiree Medical Plan or obtaining coverage pursuant to COBRA.
3. Complete Release. Mr. Rollins hereby fully releases Dell and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures and affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) (collectively, “Released Parties”), from any and all known or unknown claims or demands Mr. Rollins may have against any of them. Mr. Rollins expressly waives and opts out of all claims, whether asserted on an individual or class action bias, against any Released Party arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied past or future defamation by any Released Party), and any federal, state or other governmental statute, regulation or ordinance, including, without limitation, those relating to employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights At of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, and the Occupational Safety and Health Act. Mr. Rollins represents that Mr. Rollins has not assigned to any other person any of such claims and that Mr. Rollins has the full right to grant this release. Notwithstanding any other provision herein, Mr. Rollins and Dell agree that Mr. Rollins is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act, any claim for benefits under Dell’s health and welfare or retirement benefit plans, or any future claims based on Dell’s obligations and agreements set forth in this Agreement.
4. Non-Admission of Liability. Mr. Rollins and Dell understand and agree that they are entering into this Agreement to, among other things, resolve any claims or differences that may exist between them. By entering into this Agreement neither Mr. Rollins nor Dell admits any liability or wrongdoing.
5. Company Documents, Information or Property. Mr. Rollins agrees that, on or before his employment with Dell has ended, Mr. Rollins will return to Dell any and all documents relating to Dell or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards and any other Dell property in Mr. Rollins’ possession or control. Mr. Rollins agrees that he will not take any such documents or property from the control or premises of Dell and that if, at any time after his separation from Dell, Mr. Rollins should come into possession of any such documents or property, Mr. Rollins will return such documents or property to Dell immediately.

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6. Employment and Other Agreements. Mr. Rollins agrees that, except as otherwise provided in this Agreement, the provisions of the employment agreement, stock option agreements and restricted or performance based stock agreements that Mr. Rollins previously entered into with Dell remain in full force and effect.
7. Cooperation. Mr. Rollins agrees that he will give Dell his full cooperation in connection with any claims, lawsuits, or proceedings that relate in any manner to Mr. Rollins’ conduct or duties at Dell or that are based on facts about which Mr. Rollins obtained personal knowledge while employed at Dell. In return, Dell agrees to continue to provide legal counsel on Mr. Rollins behalf and to reimburse Mr. Rollins for his direct and reasonable out of pocket expenses (including reasonable attorney’s fees) incurred with respect to rendering such cooperation. Mr. Rollins further agrees that he will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand, or adversarial or investigatory proceeding of any kind involving Dell or any of the Released Parties that relates in any material way to his employment with Dell or that is based on facts about which Mr. Rollins obtained personal knowledge while employed with Dell. Mr. Rollins compliance with a subpoena or other legally compulsive process will not be a violation of this provision.
8. Confidentiality. Mr. Rollins agrees that, except as may be required by law, court order, regulation, or to enforce this Agreement, Mr. Rollins will keep the terms, amount and fact of this Agreement completely confidential. Notwithstanding the foregoing, Mr. Rollins may disclose pertinent information concerning this Agreement to Mr. Rollins’ attorneys, tax advisors and financial planners, and Mr. Rollins’ spouse and other close family members provided they have previously been informed of and have agreed to be bound by this confidentiality clause. Mr. Rollins understands and agrees that a breach of this confidentiality clause by any of the above named individuals will be deemed a breach of this Agreement by Mr. Rollins.
9. Non-Disparagement. Mr. Rollins agrees that, except as may be required by law or court order, Mr. Rollins will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Dell or any other person or entity released herein. Further, Dell agrees that except as may be required by law or court order, Dell will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Mr. Rollins. The parties agree and understand that Dell’s obligations under this paragraph extend only to current members of Dell’s Global Executive Management Committee and employees of Dell’s corporate communications organization. The parties further agree that truthful statements made in connection with legal proceedings will not violate this provision.
10. Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF WILLIAMSON COUNTY, TEXAS.

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11. Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement.
12. Certain Acknowledgments. Mr. Rollins acknowledges that he is signing this Agreement voluntarily with full knowledge of its contents. This Agreement constitutes the entire agreement between Mr. Rollins and Dell and supersedes all prior oral or written negotiations and agreements with Dell concerning the subject matter hereof. This Agreement may not be amended or modified except by a written agreement signed by Mr. Rollins and Michael Dell.
13. Consideration and Revocation Periods. Mr. Rollins may take up to 21 days to consider this Agreement. Mr. Rollins may use as much or as little of this period as he chooses before signing the Agreement. Mr. Rollins is advised to consult with an attorney before signing this Agreement. If Mr. Rollins accepts this Agreement, he must sign it and return it to Dell’s General Counsel, Lawrence P. Tu, on or before the expiration of the 21 day period and/or Dell’s withdrawal of the offer contained in the Agreement. By signing this Agreement, Mr. Rollins acknowledges that he was afforded a period of at least 21 days from the date Dell’s proposal was presented to him in which to consider it. Mr. Rollins understands that any changes that the parties agree to make to this Agreement after it has been presented to him, whether such changes are material or non-material, will not extend the amount of time Mr. Rollins has to consider the agreement. In addition, Mr. Rollins has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Mr. Rollins must notify Dell’s General Counsel, Lawrence P. Tu, of revocation in writing within seven days from the date Mr. Rollins signed this Agreement.
If the foregoing accurately sets forth your agreement with Dell, please signify by signing below and returning this Agreement to Dell’s General Counsel, Lawrence P. Tu, on or before the close of business on March 6, 2007. If Dell has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from Dell.

/s/ Kevin Rollins Kevin Rollins
“Mr. Rollins”

/s/ Michael S. Dell Dell Inc.
By: Michael S. Dell

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